Exhibit 99.1

Tianli Agritech Reports First Quarter 2012 Results

Revenue increased 32% to $7.8 million
-Retail operations generated $1.1 million in revenues
-Generated $2.4 million in cash from operations
Press Release: Tianli Agritech, Inc. – Mon, May 14, 2012 8:00 PM EDT
 WUHAN, China, May 14, 2012 /PRNewswire-Asia/ -- Tianli Agritech, Inc. (OINK), a leading producer of breeder and market hogs, and retailer of pork products, headquartered in Wuhan City, China, today announced its financial results for the first quarter of 2012.

First quarter 2012

Summarized First Quarter 2012 Results (Dollar Figures Rounded – Percentages based on Actual Results)
	Q1 2012	Q1 2011	+/-
Sales	$7.8 million	$5.9 million	+32%
Gross Profit	$1.7 million	$2.5 million	-29%
Selling, General and Administrative Expenses	$1.1 million	$0.8 million	+33%
Net Income	$0.7 million	$1.8 million	-62%
EPS*	$0.07	$0.18	-61%

*EPS calculations are based on 10,135,000 shares and 10,125,000 shares, the weighted average number of shares outstanding during Q1 2012 and Q1 2011, respectively.

Sales for the first quarter of 2012 increased 32%, with breeder hog sales declining 17% and market hog sales increasing by 34%. The Company sold 27,095 hogs in total compared to 23,020 hogs in the comparable period in 2011.   Market pricing for both retail and breeder hogs year over year was relatively flat. In addition to the increase in our sales as a result of the overall growth in hog sales, our sales also increased as a result of the inclusion of our retail sales which began in the third quarter of 2011 and constituted 14% of our revenue in the first quarter of 2012.

Sales by Products

(Dollar Figures Rounded – Percentages based on Actual Results)

	Q1 2012		Q1 2011
Products	No. of Hogs Sold	Sales Revenues	No. of Hogs Sold	Sales Revenues
Breeder Hogs	6,766	$2.0 million	7,884	$2.4 million
Market Hogs	20,329	$4.7 million	15,136	$3.5 million
Retail		$1.1million		-
Total	27,095	$7.8 million	23,020	$5.9 million

Breeder hog revenues in the three months ended March 31, 2012 fell 17% over the comparable 2011 period and comprised 26% of our revenues for the quarter.  The decline in breeder hog sales is attributed to higher feed costs which caused farmers to forego purchases of breeders.  The Company sold 6,766 breeder hogs in the first quarter of 2012, down 14% from the same period last year.   Conversely, sales of market hogs were up approximately 34% over the prior year due to higher volume and increased demand for retail pork products.  Tianli also recorded $1.1 million of revenues from its retail business which began in the third quarter of 2011. The cooperative arrangement with An Puluo  is currently distributing pork products under the Tianli-An Puluo brand in over 50 major retail outlets in Great Wuhan, including Wal-mart, Zon 100and RT Mart.

Gross profit was $1.7 million in the first quarter of 2012, a 29% decrease from the same period last year. Gross margin was 22.3% in the first quarter of 2012 compared to 41.7% in the first quarter of 2011 as a result of significantly higher feed costs and lower pork prices.  The decrease in the gross margin of our hog segment was partially offset by the margins obtained by our retail business, which was approximately 40% in the first quarter of 2012.

Selling, general and administrative (SG&A) expenses were $1.1 million in the first quarter of 2012, an increase of approximately $0.3 million from $0.8 million in the first quarter of 2011. The biggest contributor to the year-over-year increase in SG&A expenses was our retail business. Operating margins were 8.5% and 28.0% in the first quarter of 2012 and 2011, respectively.

Net income for the three months ended March 31, 2012 was approximately $0.7 million, down 62% from the same period last year. Earnings per fully diluted share were $0.07 compared to $0.18 last year.

Tianli's Chairwoman and CEO, Ms. Hanying Li, stated, "We continue to see strong demand across each of our businesses.  In the first quarter of 2012 we sold 34% more market hogs while our breeder hog sales were negatively impacted by a weak market and the contamination that occurred in December 2011, which resulted in a loss of approximately 500 breeder hogs. I am extremely pleased with the progress of our black hog program, which will become a big contributor to our sales later this year. We anticipate further growth by expanding the number of farms that participate in our program with local cooperatives to raise Enshi black hogs."

Financial Position

As of March 31, 2012, the Company had $6.8 million in cash, compared to $6.5 million as of December 31, 2011. Working capital was $11.6 million, down from $11.9 million as of December 31, 2011.  Because the Company conducts its hog sales on cash on delivery basis, it has low levels of accounts receivable outstanding, which totaled $0.6 million at March 31, 2012. Inventories were $10 million compared to $9.9 million at the end of 2011.

Tianli generated approximately $2.4 million in cash from operating activities and spent $1.7 million on capital expenditures and breeding stock during the first three months of 2012, primarily to support its black hog program expansion.

Earnings Conference Call

Ms. Hanying Li, Chairwoman and CEO, Mr. Guofu Zhang, CFO and Mr. Simon Guo, Tianli's VP and US Representative, will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the "Tianli Agritech, Inc. call" and/or be prepared to provide the conference ID.

To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli Agritech First Quarter 2012 Conference Call".

Conference Call
Date:	Tuesday, May 15, 2012
Time:	9:00 am Eastern Time, US
Conference Line Dial-In (U.S.):	+1-877-317-6776
International Dial-In:	+1-412-317-6776
Conference ID:	Tianli Agritech First Quarter 2012 Conference Call
Webcast link:	http://webcast.mzvaluemonitor.com/Home/Login/ad110092-10c8-484b-9e20-dc65b82819ba

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through May 23, 2012. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mzvaluemonitor.com/Home/Login/ad110092-10c8-484b-9e20-dc65b82819ba

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China and is developing a retail channel for pork products including high-value, black hog meat. The company is focused on growing high quality hogs for sale for breeding and meat purposes. The company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Company – US
Tianli Agritech, Inc.
Mr. Simon Guo
Vice President and US Representative
Phone:+1-347-343-0580
Email: simon@tianli-china.com
Web: http://www.tianli-china.com

Company – CHINA
Tianli Agritech, Inc.
Ms. Joyce Shen
Administrative Secretary
Phone: 86-27-82740726  x 895
Email: ir@tianli-china.com
Web: http://www.tianli-china.com

Investor Relations
Mr. John Mattio
MZ Group, SVP
Phone: (212) 730-7130
Email: john.mattio@mzgroup.com
Web: http://www.mz-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,788,660	$6,518,533
Accounts receivable	550,546	994,329
Inventories	10,048,721	9,924,594
Advances to suppliers	149,687	7,868
Prepaid expenses	99,952	174,893
Loan to An Puluo	1,108,964	1,101,582
Other receivables	186,413	172,668
Total Current Assets	18,932,943	18,894,467
Plant and equipment, net	20,134,492	17,677,831
Construction in progress	1,972,024	3,202,483
Biological assets, net	3,952,296	3,886,580
Long-term prepaid expenses	1,821,535	1,883,445
Land use rights, net	1,520,475	1,522,709
Total Assets	$48,333,765	$47,067,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term loans	$4,752,701	$4,721,064
Accounts payable and accrued liabilities	166,643	316,473
Due to An Puluo	697,283	1,090,563
Other payables	1,598,317	781,037
Due to related party	120,923	120,326
Total Liabilities	7,335,867	7,029,463

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized, 10,135,000 shares issued and outstanding on March 31, 2012 and December 31, 2011)	10,135	10,135
Additional paid in capital	13,525,619	13,520,276
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	22,501,770	21,795,072
Accumulated other comprehensive income	2,543,727	2,295,922
Total Stockholders' Equity	40,997,898	40,038,052
Total Liabilities and Stockholders' Equity	$48,333,765	$47,067,515

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)
(UNAUDITED)

	For the Three Months Ended March 31,
	2012	2011
Revenue	$7,806,189	$5,906,966
Cost of goods sold	6,067,706	3,443,820
Gross profit	1,738,483	2,463,146

General and administrative expenses	745,745	769,974
Selling expenses	329,356	37,182
Income from operations	1,075,101	807,156

Other income (expense):
Interest expenses and bank charges	(93,655)	(10,273)
Subsidy income	134,647	190,297
Other income (expense)	2,324	1,455
Total other income (expense)	43,316	181,479

Income before income taxes	706,698	1,837,469
Income taxes	-	-
Net income	$706,698	$1,837,469

Basic and diluted earnings per share	$0.07	$0.18
Basic and diluted weighted average shares	10,135,000	10,125,000

Comprehensive income:
Net income	$706,698	$1,837,469
Unrealized foreign currency translation adjustment	247,805	187,781
Comprehensive income	$954,503	$2,025,250

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLARS)
(UNAUDITED)

	For the Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$706,698	$1,837,469
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	682,040	435,328
Amortization of prepaid rental expenses	74,705	-
Provision for doubtful accounts	6,840	-
Impairment on inventories	-	3,255
Stock-based compensation	5,343	90,835
Changes in operating assets and liabilities:
Accounts receivable	451,491	(117,952)
Inventories	(57,753)	(1,888,354)
Advances to suppliers	(142,095)	(525,092)
Prepaid expenses	75,126	(116,843)
Other receivables	(19,457)	232,903
Accounts payable and accrued liabilities	(152,305)	40,391
Other payables	815,144	-
Net cash provided by (used in) operating activities	2,445,777	(8,060)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	(63,687)	(1,504,405)
Deposits for purchase of equipment	-	(913,061)
Addition to construction in progress	(1,331,897)	(198,652)
Purchase of biological assets	(351,879)	(1,119,453)
Purchase of intangible assets	-	(509,025)
Net cash used in investing activities	(1,747,463)	(4,244,596)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to An Puluo	(401,517)	-
Net cash used in financing activities	(401,517)	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(26,670)	270,006
NET INCREASE (DECREASE) IN CASH	270,127	(3,982,650)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,518,533	7,983,793
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,788,660	$4,001,143

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest expense paid	$100,082	$8,066
Income tax paid	$-	$-